                                                                    EXHIBIT 12.1

                    COMPUTATION OF EARNINGS TO FIXED CHARGES

                               THREE MONTHS ENDED
                                    MARCH 31,                       YEAR ENDED DECEMBER 31,
                               -------------------   -----------------------------------------------------
                                 1999       1998      1998       1997      1996       1995        1994
                               --------   --------   -------   --------   -------   --------   -----------
                                                                                               (PRO FORMA)
EARNINGS:
Net Income (Loss)............  $ 4,281    $(1,723)   $(4,067)  $(14,399)  $28,809   $(61,433)    $19,688
  Add:
     (Income) Loss from
       discontinued
       operations............       --         --         --         --        --     65,838      (4,809)
     Extraordinary loss......       --         --         --         --        --      1,315          --
     Cumulative effect of
       accounting change.....   (1,747)        --         --         --        --         --          --
     Fixed Charges...........    7,562      2,679     13,803     10,094     7,092      6,530       5,909
  Less:
     Capitalized interest....       --         --         --         --        --         --          --
                               -------    -------    -------   --------   -------   --------     -------
  Total earnings.............  $10,096    $   956    $ 9,736   $ (4,305)  $35,901   $ 12,250     $20,788
                               =======    =======    =======   ========   =======   ========     =======
FIXED CHARGES
Interest expenses............  $ 6,502    $ 1,790    $10,165   $  6,661   $ 3,659   $  3,930     $ 4,176
Portion of rental expense
  representing interest......    1,060        889      3,638      3,433     3,433      2,600       1,733
                               -------    -------    -------   --------   -------   --------     -------
  Total fixed charges........  $ 7,562    $ 2,679    $13,803   $ 10,094   $ 7,092   $  6,530     $ 5,909
                               =======    =======    =======   ========   =======   ========     =======
RATIO OF EARNINGS TO FIXED
  CHARGES(1).................  $  1.34        N/A        N/A        N/A   $  5.06   $   1.88     $  3.52
                               =======    =======    =======   ========   =======   ========     =======

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(1) Earnings were insufficient to cover fixed charges for the three months ended March 31, 1998 by $1,723,000 and for the years ended December 31, 1998 and 1997 by $4,067,000 and $14,399,000, respectively.